Exhibit 99.1

For Immediate Release
Media Contact:	Investor Contact:
Eric Boomhower	John Winn
(803) 217-7701	(803) 217-9240
eboomhower@scana.com	jwinn@scana.com

SCANA Reaches Settlement with FERC,
Updates 2006 Earnings Guidance

Columbia, SC, Jan. 18, 2007... SCANA Corporation (NYSE: SCG) announced today that it has agreed to a settlement with the Federal Energy Regulatory Commission (FERC) regarding the use of the Company’s electric transmission system by the power marketing division of SCANA subsidiary South Carolina Electric & Gas Company (SCE&G).

SCE&G identified, investigated and self-reported concerns regarding certain aspects of its power marketing practices following a September 2005 FERC order which cited another energy company for utilizing network transmission services in a manner that was inconsistent with FERC regulations.

“The issue we were dealing with was related to the way we purchased and moved power across our transmission system, and the complex, evolving rules and regulations that govern those transactions,” said SCE&G President Kevin Marsh. “In accordance with long-standing PSC regulations, the primary result of these transactions was a reduction in the cost of service for native load customers. SCE&G complied with PSC accounting requirements throughout the period in issue. As soon as we understood there might have been a FERC compliance issue, we took immediate and appropriate action.”

Marsh said FERC has reviewed the steps taken by the Company. “We believe that the power marketing practices and procedures we now have in place are appropriate,” said Marsh. “Further debating or litigating to determine whether all of these transactions were fully compliant with FERC regulations would have been both lengthy and costly. To bring resolution to this matter, we agreed to a settlement with FERC.”

As part of the settlement, SCE&G agreed that it would not retain any benefit derived from the transactions. SCE&G will pay a $9 million penalty to the U.S. Treasury. Additionally, SCE&G agreed to credit an additional $1.4 million to benefit retail native load ratepayers and SCE&G’s non-affiliated firm transmission customers. The credit to the retail native load ratepayers will be applied toward the fuel clause mechanism in January. The credit to the non-affiliated firm transmission customers will be refunded directly to those customers. An additional $400,000 also will be paid to SCE&G’s Transmission Department and credited to retail ratepayers. All penalties and payments will come from SCANA shareholder funds, and not charged to customers.

SCANA had previously recorded after-tax charges of $0.5 million in the fourth quarter of 2005 and $2.6 million, or $.02 per share, in the third quarter of 2006 related to this matter. As a result of this settlement, the Company will record an additional after-tax charge of $6.8 million, or $.06 per share, in the fourth quarter of 2006. Due to the impact of this charge and milder than normal weather in the fourth quarter, the Company expects earnings for 2006 to be slightly lower than its previously announced earnings guidance. SCANA will report fourth quarter and year-end 2006 financial results on Feb. 9, 2007.

“We remain committed to complying with all rules and regulations that govern our operations,” said Marsh. “We saw what we thought might have been an issue, raised our hand and took the appropriate actions, and with approval of this settlement, we consider this matter closed.”

SCANA Corporation, a Fortune 500 company headquartered in Columbia, South Carolina, is a registered holding company engaged, through subsidiaries, in regulated electric and natural gas utility operations, telecommunications and other diversified energy-related businesses. The Company serves approximately 620,000 electric customers in South Carolina and more than one million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA Corporation and its businesses is available on the Company’s web site at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) that the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment, (2) regulatory actions or changes in the utility and non-utility regulatory environment, (3) current and future litigation, (4) changes in the economy, especially in areas served by the Company's subsidiaries, (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial interruptible markets, (6) growth opportunities for the Company's regulated and diversified subsidiaries, (7) the results of financing efforts, (8) changes in accounting principles, (9) weather conditions, especially in areas served by the Company's subsidiaries, (10) performance of the Company's pension plan assets, (11) inflation, (12) changes in environmental regulations, (13) volatility in commodity natural gas markets and (14) the other risks and uncertainties described from time to time in the Company's periodic reports filed with the United States Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

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